Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We have issued our report dated March 19, 2010 (except for Note 18, as to which the date is May 10, 2010), with respect to the combined financial statements of DriveTime Automotive, Inc., DriveTime Automotive Group, Inc. and DT Acceptance Corporation and their subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Phoenix, Arizona

May 10, 2010